EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160


              SILGAN HOLDINGS ANNOUNCES RECORD EARNINGS FOR 2004;
                     BOARD APPROVES A 33% DIVIDEND INCREASE


STAMFORD, CT, February 9, 2005 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported full year 2004 net income of $84.2 million, or $4.52 per diluted share, as compared to full year 2003 net income of $42.0 million, or $2.28 per diluted share. Results for 2003 include rationalization charges of $9.0 million and a loss on early extinguishment of debt of $19.2 million, or a combined negative pre-tax impact of $28.2 million, or $0.93 per diluted share.

The Company also announced that based on its strong financial performance its Board of Directors has approved an increase of the quarterly cash dividend to $0.20 per share, up from $0.15 per share initiated in May 2004. The Board of Directors approved a $0.20 per share quarterly cash dividend, payable on March 15, 2005 to the holders of record of common stock of the Company on March 1, 2005.

In addition, the Company announced that it used strong cash flows from operations to pay down $161 million of debt during the year, making significant progress toward its original debt reduction goal of $200 to $300 million for the years 2004 through 2006. As a result, the



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SILGAN HOLDINGS
February 9, 2005
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Company  had  outstanding  debt at the end of 2004 of $842  million  compared to
$1.003 billion at the end of 2003.


"As reflected in the highlights below, we are especially gratified by our 2004 performance," said Greg Horrigan, Co-Chairman and Co-CEO. "These accomplishments were made in the face of rapidly escalating raw material and energy costs, and challenges to secure raw materials when and where we needed them, demonstrating the strength of our operational teams. Also, 2004 demonstrated the value of our 2003 acquisitions, particularly as we realized the post-rationalization performance of the Silgan Closures business," continued Mr. Horrigan. "We had a strong year of debt reduction, giving us full confidence of achieving our three year goal and positioning the Company for long-term growth. Finally, based upon our strong performance, the Board of Directors approved a 33% dividend increase. We believe we have entered 2005 with positive momentum and look forward to another good year."


Highlights of the Company's recent performance include:

      o Achieved record sales of $2.42 billion and record income from operations and earnings per diluted share.

      o Successfully integrated acquisitions made in 2003, particularly the Silgan Closures business.

      o   Met customer requirements in a difficult steel supply market.

      o   Renewed long-term supply contracts with its three largest customers.

      o Continued conversion to Quick Top(TM) convenience ends for food cans, supported by compelling evidence of the positive market reaction to this enhanced convenience.

      o   Significantly reduced debt by $161 million.

      o   Increased the quarterly cash dividend by 33%.


Full Year

Net sales for the full year 2004 were a record $2.42 billion, an increase of $108.3 million, or 4.7 percent, as compared to $2.3 billion in 2003. This increase was largely the result of higher net

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SILGAN HOLDINGS
February 9, 2005
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sales in the metal food container  business  primarily due to the acquisition of
Silgan Closures in early 2003 and the effect of higher average selling prices resulting from the pass through of higher raw material costs in both the metal food container and plastic container businesses. Additionally, 2004 sales benefited from the continued conversion to Quick Top(TM) convenience ends by our customers.

Income from operations for 2004 was $199.6 million, an increase of $31.5 million as compared to $168.1 million for 2003, and operating margin increased to 8.2% from 7.3% for the same periods. The favorable year-over-year comparisons of income from operations and operating margin resulted primarily from the integration and rationalization benefits at Silgan Closures, increased sales of value-added products, and the incurrence of rationalization charges of $9.0 million in 2003 as compared to $2.1 million in 2004, as well as a favorable pre-tax benefit of $3.0 million resulting from a litigation settlement reached with an equipment supplier recorded in selling, general and administrative expenses. These benefits were partially offset by price concessions and a less favorable mix of products sold in the plastic container business, as well as higher depreciation expense and increases in other manufacturing costs.

Interest and other debt expense for 2004 was $57.2 million, a decrease of $40.8 million as compared to 2003. The decrease in interest and other debt expense was primarily due to the inclusion in 2003 of a $19.2 million loss on early extinguishment of debt as a result of the late-year refinancing, lower average borrowings resulting from debt reduction and a lower average cost of borrowings. These favorable comparisons were partially offset by a $1.6 million charge included in loss on early extinguishment of debt in the fourth quarter of 2004 to write-off a portion of unamortized debt issuance costs as a result of our debt reduction program.

The Company's effective tax rate for 2004 was 40.9% as compared to 39.6% in 2003. The increase in the effective tax rate was principally due to valuation allowances established for certain state net operating loss carryovers and credits.


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SILGAN HOLDINGS
February 9, 2005
Page 4


Metal Food Containers

Net sales of the metal food container business were $1.84 billion in 2004, an increase of $91.6 million, or 5.2 percent, over 2003. This increase was primarily due to the performance and full year inclusion of the Silgan Closures business which was acquired in 2003, higher average selling prices resulting from the pass through of higher metal costs and continued customer conversion to higher value-added products.

Income from operations of the metal food container business in 2004 was $154.7 million, an increase of $28.7 million as compared to $126.0 million for 2003, and operating margin increased to 8.4% from 7.2% over the same periods. This increase was principally due to the strong post-rationalization performance and full year inclusion of the results of the Silgan Closures business and increased sales of Quick Top(TM) convenience ends for which the Company had made significant capital investment over the past several years. These positive factors were partially offset by higher depreciation expense and increases in other manufacturing costs.

Plastic Containers

Net sales of the plastic container business were $578.4 million in 2004, an increase of $16.7 million, or 3.0 percent, as compared to $561.7 million in 2003. This increase was principally a result of higher average selling prices due to the pass through of increased resin costs, partially offset by the effect of price concessions and a less favorable mix of products sold due primarily to weak demand from certain customers in the personal care market.

Income from operations of the plastic container business for 2004 as compared to 2003 increased $4.1 million to $52.1 million. The full-year comparison of income from operations was favorable as a result of the rationalization charge of $7.8 million incurred in 2003 and the fourth quarter 2004 benefit from the litigation settlement reached with an equipment supplier. These benefits were partially offset by higher manufacturing costs, the effect of price concessions and a less favorable mix of products sold. Operating margin increased to 9.0% from 8.5% over the same periods primarily as a result of these factors.


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SILGAN HOLDINGS
February 9, 2005
Page 5


Fourth Quarter

The Company reported net income for the fourth quarter of 2004 of $16.4 million, or $0.88 per diluted share, as compared to a net loss for the fourth quarter of 2003 of $2.4 million, or $0.13 per diluted share. The fourth quarter results for 2004 include a pre-tax benefit of $3.0 million from a litigation settlement, a write-off of unamortized debt issuance costs of $1.6 million and rationalization charges of $0.8 million. Results for the fourth quarter of 2003 include a loss on early extinguishment of debt of $18.2 million and rationalization charges of $1.4 million, or a combined negative impact of $19.6 million, or $0.64 per diluted share.

Net sales for the fourth quarter of 2004 increased $14.4 million, or 2.6 percent, to $566.0 million as compared to $551.6 million in the fourth quarter of 2003. This increase was principally the result of higher average selling prices in both the metal food container and plastic container businesses due to the pass through of higher raw material prices and the benefit derived from the continued conversion to Quick Top(TM) convenience ends. Fourth quarter 2004 food container volumes were down slightly versus the same period last year. This anticipated volume decline was principally the result of reduced fourth quarter vegetable pack sales as compared to the prior year, primarily from pack customers in the West, and the Company not retaining low margin business upon a contract renewal. These declines were offset by better volumes in other categories.

Income from operations for the fourth quarter of 2004 was $43.7 million, an increase of $10.1 million over the same period in 2003. This increase was primarily a result of the strong post-rationalization performance in the Silgan Closures business, increased sales of Quick Top(TM) convenience ends in the metal food container business, lower employee health and welfare costs and the benefit of the litigation settlement with an equipment supplier. These benefits were partially offset by increases in other manufacturing costs.

Interest and other debt expense for the fourth quarter of 2004 was $13.3 million, a decrease of $24.3 million as compared to the fourth quarter of 2003. This decrease resulted primarily from the inclusion in 2003 of an $18.2 million loss on early extinguishment of debt as a result of the Company's redemption of the remaining $475 million of its 9% Senior Subordinated Debentures,


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SILGAN HOLDINGS
February 9, 2005
Page 6


lower average borrowings as a result of debt reduction and a lower average cost of borrowings resulting from the Company's refinancing in late 2003. These benefits were partially offset by the write-off in the fourth quarter of 2004 of a portion of unamortized debt issuance costs resulting from the debt reduction program.

The effective tax rate for the fourth quarter of 2004 was 46.0% as compared to 39.6% for the same period in 2003. The increase in the effective tax rate was principally due to valuation allowances established for certain state net operating loss carryovers and credits.

Outlook for 2005

The Company currently estimates that its net income per diluted share for 2005 will be in the range of $4.50 to $4.80. This earnings estimate does not include costs associated with rationalization activities, which could arise during the year but at this time are not assumed to be material. The Company anticipates higher net sales in both the metal food container and plastic container businesses in 2005 as compared to 2004, primarily as a result of price increases to pass through inflation in raw material and other costs.

Income from operations for the metal food container business is expected to improve through increased net sales revenue including value-added products, productivity efficiency initiatives and other benefits derived from capital investments, offset in part by inflation in manufacturing costs. Income from operations for the plastic container business is expected to be flat year-over-year, excluding the pre-tax benefit of the litigation settlement included in 2004, as productivity enhancements offset manufacturing cost inflation.

The Company also expects only slightly lower interest expense in 2005 as lower average borrowings outstanding due to the debt reduction program are largely offset by anticipated higher market interest rates.

The Company is providing an earnings estimate for the first quarter of 2005 in the range of $0.50 to $0.70 per diluted share, as compared to $0.60 per diluted share in the first quarter of 2004.

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SILGAN HOLDINGS
February 9, 2005
Page 7


This range reflects the potential negative impact on demand for food cans in the first quarter of 2005 due to the stronger than anticipated demand in the fourth quarter of 2004.

The Company reconfirmed its commitment to optimizing its capital structure, and reiterated that in the absence of compelling acquisitions it will continue its debt reduction program. The goal is to reduce debt by $200 to $300 million for the period 2004 through 2006. In 2004, the Company paid down $161 million of debt, leaving approximately $39 to $139 million of debt reduction needed to meet the original goal. The Company anticipates in the absence of acquisitions it will be able to pay down approximately $100 million of debt during 2005. With the significant debt reduction in 2004, the Company believes that over the next two years it can achieve its debt reduction target and still complete strategic acquisitions should they become available.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2004 at 11:00 a.m. eastern time on February 10, 2005. The toll free number for domestic callers is (800) 299-7089, and the number for international callers is (617) 801-9714. The pass code is 42088112. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on February 18, 2005. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 41157466.


                                      * * *


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.4 billion in 2004. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

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SILGAN HOLDINGS
February 9, 2005
Page 8


Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   For the quarter and year ended December 31,
                 (Dollars in millions, except per share amounts)


                                                                      Fourth Quarter               Year Ended
                                                                      --------------               ----------
                                                                     2004        2003          2004          2003
                                                                     ----        ----          ----          ----

Net sales .....................................................     $566.0      $551.6       $2,420.5      $2,312.2

Cost of goods sold ............................................      495.3       488.1        2,110.1       2,026.7
                                                                    ------      ------       --------      --------

   Gross profit ...............................................       70.7        63.5          310.4         285.5

Selling, general and administrative expenses ..................       26.2        28.5          108.7         108.4

Rationalization charges .......................................        0.8         1.4            2.1           9.0
                                                                    ------      ------       --------      --------

   Income from operations .....................................       43.7        33.6          199.6         168.1

Interest and other debt expense before loss
   on early extinguishment of debt ............................       11.7        19.4           55.6          78.8

Loss on early extinguishment of debt ..........................        1.6        18.2            1.6          19.2
                                                                    ------      ------       --------      --------

   Interest and other debt expense ............................       13.3        37.6           57.2          98.0
                                                                    ------      ------       --------      --------

   Income (loss) before income taxes and equity
       in losses of affiliate .................................       30.4        (4.0)         142.4          70.1

Provision for (benefit from) income taxes .....................       14.0        (1.6)          58.2          27.8
                                                                    ------      ------       --------      --------

   Income (loss) before equity in losses of affiliate .........       16.4        (2.4)          84.2          42.3

Equity in losses of affiliate, net of income taxes ............        --          --            --            (0.3)
                                                                    ------      ------       --------      --------

   Net income (loss) ..........................................     $ 16.4      $ (2.4)      $   84.2      $   42.0
                                                                    ======      ======       ========      ========

Earnings per share:
   Basic net income (loss) per share ..........................      $0.89      $(0.13)         $4.58         $2.30
   Diluted net income (loss) per share ........................      $0.88      $(0.13)         $4.52         $2.28

Cash dividends per common share ...............................      $0.15         --           $0.45           --

Weighted average shares (000's):
   Basic ......................................................     18,423      18,268         18,373        18,249
   Diluted ....................................................     18,662      18,473         18,612        18,414




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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                   For the quarter and year ended December 31,
                              (Dollars in millions)


                                        Fourth Quarter          Year Ended
                                        --------------          ----------
                                        2004      2003       2004        2003
                                        ----      ----       ----        ----

Net sales:
     Metal food containers .........   $419.4    $415.4    $1,842.1    $1,750.5
     Plastic containers ............    146.6     136.2       578.4       561.7
                                       ------    ------    --------    --------
         Consolidated ..............   $566.0    $551.6    $2,420.5    $2,312.2
                                       ======    ======    ========    ========

Income from operations:
     Metal food containers (a) .....   $ 31.2    $ 24.5    $  154.7    $  126.0
     Plastic containers (b) ........     14.3      10.9        52.1        48.0
     Corporate .....................     (1.8)     (1.8)       (7.2)       (5.9)
                                       ------    ------    --------    --------
         Consolidated ..............   $ 43.7    $ 33.6    $  199.6    $  168.1
                                       ======    ======    ========    ========


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  December 31,
                              (Dollars in millions)


                                                              2004        2003
                                                              ----        ----
Assets:
     Cash .............................................    $   35.4    $   12.1
     Current assets ...................................       520.5       533.2
     Property, plant and equipment, net ...............       792.9       817.8
     Other assets .....................................       248.4       258.0
                                                           --------    --------
         Total assets .................................    $1,597.2    $1,621.1
                                                           ========    ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ..............    $  322.6    $  302.1
     Current and long-term debt .......................       841.7     1,002.6
     Other liabilities ................................       225.5       195.6
     Stockholders' equity .............................       207.4       120.8
                                                           --------    --------
         Total liabilities and stockholders' equity ...    $1,597.2    $1,621.1
                                                           ========    ========


     (a) Includes rationalization charges of $0.8 million for the fourth quarter of 2004 and $1.8 million for the year ended 2004. Includes rationalization charges of $0.6 million for the fourth quarter of 2003 and $1.2 million for the year ended 2003.
     (b) Includes rationalization charges of $0.3 million for the year ended 2004. Includes rationalization charges of $0.8 million for the fourth quarter of 2003 and $7.8 million for the year ended 2003.